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                                                             Exhibit 99.10(a)(1)

                                    GMO TRUST

                                 CODE OF ETHICS
                                       FOR
                         PRINCIPAL EXECUTIVE OFFICER AND
                           PRINCIPAL FINANCIAL OFFICER

I.   COVERED OFFICERS/PURPOSE OF THE CODE

     This code of ethics (the "Code") for GMO Trust (the "Trust") and each series thereof constituting a separate investment portfolio (the "Funds") applies to the Trust's Principal Executive Officer and Principal Financial Officer (the "Covered Officers") as identified on Exhibit A. The Code is intended to promote:

   - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

   - full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Trust;

   - compliance with applicable laws and governmental rules and regulations;

   - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

   - accountability for adherence to the Code.

     Each Covered Officer should adhere to high standards of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

     OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or that Officer's service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of that Officer's position in the Trust.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and Grantham, Mayo, Van Otterloo & Co. LLC ("GMO"), the
Trust's investment adviser, of which the Covered Officers are also members, officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or GMO, or for both), be involved in establishing policies and implementing decisions which will have different effects on GMO and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and GMO and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. In addition, it is recognized by
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the trustees of the Trust (the "Trustees") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other Codes. These types of conflicts are addressed by the Investment
Company Act, the Investment Advisers Act and other policies and procedures of the Trust.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. In reading the following examples of conflicts of interest under the Code, Covered Officers should keep in mind that such a list cannot ever be exhaustive by covering every possible scenario. It follows that the overarching principle - that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust - should be the guiding principle in all circumstances.

     Each Covered Officer must:

   - not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

   - not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Trust;

   - not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to profit personally or cause others to profit, by the market effect of such transactions;

   - not retaliate against any employee or Covered Officer for reports of potential violations of law that are made in good faith.

     There are some conflict of interest situations that should always be discussed with the Trust's Chief Legal Officer if material. Examples of these include:

   - any outside business activity other than with GMO and its affiliates that detracts from an individual's ability to devote appropriate time and attention to his responsibilities with the Trust ;

   - service as a director on the board (or equivalent position) of any company;

   - the receipt of any non-nominal gifts in excess of the amount stated in the Trust's and GMO's Code of Ethics under Rule 17j-1 of the Investment Company Act;

   - the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

   - any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than GMO and its affiliates;

   - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

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III. DISCLOSURE

   - Each Covered Officer must be familiar with the disclosure requirements applicable to the Trust and the Funds' disclosure controls and procedures;

   - Each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trustees and auditors, and to governmental regulators and self-regulatory organizations; and

   - It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable, laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

   - upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Trust that the Covered Officer has received, read, and understands the Code.

   - annually thereafter affirm to the Trust that the Covered Officer has complied with the requirements of the Code.

   - report at least annually affiliations and potential conflicts.

   - notify the Trust's Chief Legal Officer and the Chairman of the Trust's Audit Committee promptly if Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     The Trust's Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by any Covered Officer must be considered by the Trust's Audit Committee.

     The Trust will follow these procedures in investigating and enforcing this
Code:

   - the Trust's Chief Legal Officer will take all appropriate action to investigate any violations and potential violations reported to him;

   - if, after such investigation, the Trust's Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action; any matter the Trust's Chief Legal Officer believes is or may be a violation will be reported to the Trust's Audit Committee;

   - if the Audit Committee determines that a violation has occurred, it will inform and make a recommendation to the Trustees, which will consider appropriate action which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of GMO or its board; or a recommendation to dismiss the Covered Officer as an officer of the Trust; and

   - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

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V.   OTHER POLICIES AND PROCEDURES

     The Trust's and GMO's Code of Ethics under Rule 17j-1 under the Investment Company Act and GMO's more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code. This Code does not, and is not intended to, repeat or replace these programs and procedures.

VI.  AMENDMENTS

     This Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Trustees, including a majority of independent Trustees.

VII. CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Audit Committee, the Trustees, their respective counsel, and GMO and its counsel.

VIII. INTERNAL USE

     The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of any Trust, as to any fact, circumstance, or legal conclusion and does not create any rights of third parties.

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Approved: November 20, 2003

Amended:

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EXHIBIT A

Persons Covered by this Code of Ethics at November 20, 2003:

Scott Eston

Susan Randall Harbert

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EXHIBIT B

Acknowledgement of Receipt of Code

Section IV of the Code requires that each Covered Officer, upon adoption of the Code, affirm in writing to the Trust that the Covered Officer has received, read, and understands the Code. By executing this Exhibit B, the undersigned hereby makes such affirmation.


                                    /s/ Scott Eston
                                    --------------------------------------------

                                    Name: Scott Eston

                                    Title:  Chief Executive Officer

                                    Date:   February 9, 2004
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                                    /s/ Susan Randall Harbert
                                    --------------------------------------------

                                    Name: Susan Randall Harbert

                                    Title:  Chief Financial Officer

                                    Date:   February 9, 2004
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